NSAR ITEM 77C

Van Kampen American Capital High Income Corporate Bond Fund


(a)  A Special Meeting of Shareholders was held on October 25, 1996.

(b) The election of Trustees of Van Kampen American Capital High Income Corporate Bond Fund (the "Fund") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     56,523,388     Against     959,069

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     47,302,536     Against     1,448,773

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

         For     57,068,831     Against     546,953


NSAR ITEM 77C

Van Kampen American Capital High Income Corporate Bond Fund


(a)  A Special Meeting of Shareholders was held on May 28, 1997.

(b)  The election of Trustees of Van Kampen American Capital High
     Income Corporate Bond Fund (the "Fund") included:

     J. Miles Branagan, Richard M. DeMartini, Linda Hutton Heagy,
     R. Craig Kennedy, Jack E. Nelson, Jerome L. Robinson, Phillip B. Rooney, Fernando Sisto and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     66,740,228     Against     926,985

     2) Approval of changes to Fundamental Investment Policies with respect to unseasoned issuers.

         For     52,638,857     Against     2,047,418

         Approval of changes to Fundamental Investment Policies with respect to diversification.

         For     53,322,746     Against     1,545,601

         Approval of changes to Fundamental Investment Policies with respect to foreign securities.

         For     52,468,581     Against     2,168,053

     4) For each AC Fund, to Ratify the Selection of Price Waterhouse LLP Independent Public Accountants for its Current Fiscal Year.

         For     67,319,045     Against     486,903